Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 27, 2025, relating to the consolidated financial statements of Trulieve Cannabis Corp. and subsidiaries (the Company) as of and for the year ended December 31, 2024, and the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2024, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ WithumSmith+Brown, PC
New York, New York
June 30, 2025